Exhibit 2.5

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

Moise Emquies,

as Seller

and

Digital Brands Group, Inc.,

as Buyer

Dated August 30, 2021

ii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), effective as of August 30, 2021 (the “Effective Date”), is entered into by and between Moise Emquies, an individual (“Seller”), and Digital Brands Group, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Membership Interests”) in MOSBEST, LLC, a California limited liability company (the “Company”);

WHEREAS, Seller wishes to transfer to Buyer, and Buyer wishes to acquire from Seller, the Membership Interests, subject to the terms and conditions set forth herein; and

WHEREAS, a portion of the purchase price payable by Buyer to Seller shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following definitions shall apply to capitalized terms (or phrases) defined below and used throughout this Agreement:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Escrow Agreement, the Registration Rights Agreement, the Assignment Agreement and the PPP Loan Escrow Agreement.

“Arbitration Notice” has the meaning set forth in Section 7.12(b).

“Assignment Agreement” has the meaning set forth in Section 2.04(b)(i)(A).

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City, New York, are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Fundamental Representation” has the meaning set forth in Section 6.01.

“Buyer Indemnifiable Amount” has the meaning set forth in Section 6.03.

“Buyer Indemnified Parties” has the meaning set forth in Section 6.02.

“Buyer Shares” means the common stock, with a par value of $0.0001 per share, of Buyer.

“Buyer’s Accountants” means dbbmckennon, independent registered public accounting firm.

“Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of John Hilburn Davis IV, Reid Yeomon and Laura Dowling.

“Calculation Time” means 11:59 p.m. on the calendar day prior to the Closing Date.

“Calculation Statement” has the meaning set forth in Section 2.01(b).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act and any similar or conforming legislation in any U.S. jurisdiction, and any subsequent legislation relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Claim” has the meaning set forth in Section 6.05.

“Claim Notice” has the meaning set forth in Section 6.05.

“Closing” has the meaning set forth in Section 2.03.

“Closing Balance Sheet” has the meaning set forth in Section 2.05(a).

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Net Working Capital” means the Net Working Capital as of the Calculation Time.

“Closing Statement” has the meaning set forth in Section 2.05(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Confidential Information” has the meaning set forth in Section 5.01.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dispute” has the meaning set forth in Section 7.12.

“Dispute Notice” has the meaning set forth in Section 7.12(a).

“Dollars” or “$” means the lawful currency of the U.S.

“Effective Date” has the meaning set forth in the preamble.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof), the protection of natural resources, endangered or threatened species, human health or safety or the environment (including ambient air, soil, surface water or groundwater or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials; and shall include, without limitation, the following (including the implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right–to–Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equipment” has the meaning set forth in Section 3.19(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Account” means the account established by the Parties with the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Escrow Agent” means a third-party to be mutually acceptable by the Parties to act as Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller and Escrow Agent at Closing, substantially in the form of Exhibit B.

“Escrow Holdback” has the meaning set forth in Section 2.04(iii)(A).

“Excluded Asset” means any Trademark owned by the Company with respect to the ALSO brand, which shall be assigned from the Company to Seller on or prior to Closing.

“Final Offer” has the meaning set forth in Section 7.12(d).

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self–regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and the IRS, including any compromise or settlement agreement.

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum–derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead–containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) accounts payable; (c) obligations for the deferred purchase price of property or services, (d) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (e) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (f) capital lease obligations; (g) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (h) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (g); and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h).

“Indemnified Party” means any Party entitled to indemnification pursuant to Article VI.

“Indemnifying Party” means any Party required to provide indemnification pursuant to Article VI.

“Independent Accounting Firm” has the meaning set forth in Section 2.05(c).

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions or restorations of any of the foregoing, and other indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) issued by any Governmental Authority (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration and renewals of any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works and all registrations, applications for registration and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights; provided that Intellectual Property shall not include any Excluded Assets.

“IRS” means the Internal Revenue Service.

“Issuance Price” means the volume-weighted average (rounded to the nearest $0.0001) of the closing price of Buyer Shares on the Nasdaq Capital Market during the thirty (30) trading day period immediately prior to the Closing, as reported by the Nasdaq Capital Market.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease Agreements” has the meaning set forth in Section 3.10(c).

“Leased Real Property” has the meaning set forth in Section 3.10(c).

“Liability” and “Liabilities” have the meanings set forth in Section 3.07.

“Losses” means losses, damages, Liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, but excluding punitive and consequential damages.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is individually or in the aggregate materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or (b) the ability of Seller to consummate the transactions contemplated by this Agreement on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions, (ii) conditions generally affecting the industry in which the Company operates, (iii) any changes in financial or securities markets in general or (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, and (v) any pandemic, epidemics or human health crises (including COVID-19); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has had a disproportionately adverse effect on the Company relative to other participants in the industry in which the Company conducts its business.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Membership Interests” has the meaning set forth in the recitals.

“Nasdaq” means the National Association of Securities Dealers Automated Quotation market and securities exchange or any successor national securities exchange or trading market in the U.S.

“Net Working Capital” means, as of any time, an amount (which may be positive or negative) equal to (1) the sum of cash, cash equivalents, accounts receivable and inventory of the Company as of such time and the cost of obtaining the Directors & Officers insurance tail policy set forth in Section 2.04(a)(i)(C) minus (2) the sum of accounts payable of the Company as of such time, determined in accordance with GAAP, and, without duplication, Indebtedness owed by the Company to Seller and payroll liabilities; provided, that the categories of items set forth in Schedule A may not be amended or modified and there can be no deviations from the categories of items set forth in Schedule A for calculating the Net Working Capital unless mutually agreed upon by Buyer and Seller.

“Objections Statement” has the meaning set forth in Section 2.05(b).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Party” and “Parties” have the meanings set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any Governmental Authority.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, unincorporated organization, trust, association or other entity.

“PPP Loan” means the Company’s outstanding loan pursuant to the Paycheck Protection Program under the United States Small Business Administration 7(a) Loan Program, as implemented by the CARES Act, evidenced by that certain Note, dated January 26, 2021, by and between MOSBEST, LLC and City National Bank relating to SBA Loan #6300488309, in the amount of $222,095.00.

“PPP Loan Escrow Account” has the meaning set forth in Section 2.04(a)(v).

“PPP Loan Escrow Agent” has the meaning set forth in Section 2.04(a)(v).

“PPP Loan Escrow Agreement” has the meaning set forth in Section 2.04(a)(v).

“PPP Loan Escrow Amount” has the meaning set forth in Section 2.04(a)(v).

“Purchase Price” has the meaning set forth in Section 2.02.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by Buyer and Seller at Closing, substantially in the form of Exhibit B.

“Representative” means, with respect to any Person, any and all directors/managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” has the meaning set forth in Section 5.05(b).

“Securities Act” has the meaning set forth in Section 3.24(b).

“Seller” has the meaning set forth in the preamble.

“Seller Fundamental Representation” has the meaning set forth in Section 6.01.

“Seller Indemnifiable Amount” has the meaning set forth in Section 6.02.

“Seller Indemnified Parties” has the meaning set forth in Section 6.03.

“Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Seller.

“Target Closing Net Working Capital” means Three Hundred Sixty Thousand Dollars ($360,000).

“Tax,” “Taxes” or “Taxable” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“U.S.” means the United States of America.

“Working Capital Deficiency Amount” has the meaning set forth in Section 2.05(d).

ARTICLE II

PURCHASE AND SALE

Section 2.01          Purchase and Sale.

(a)Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

(b)No later than one (1) Business Days prior to the Closing, Seller will deliver to Buyer a written statement (the “Calculation Statement”) setting forth the Company’s good faith estimate of the Closing Net Working Capital and the amount (if any) by which Closing Net Working Capital exceeds the Target Closing Net Working Capital or the amount (if any) by which Target Closing Net Working Capital exceeds Closing Net Working Capital as of Closing. Seller shall provide Buyer with the opportunity to review and provide comments to the Calculation Statement, which Seller shall consider in good faith but shall be under no obligation to incorporate such comments.

Section 2.02          Purchase Price. Subject to Section 2.04(a), the purchase price for the Membership Interests shall be Ten Million Dollars ($10,000,000) (the “Purchase Price”), subject to adjustment pursuant to Section 2.05 payable as follows:

(a)$5,000,000 paid in Buyer Shares at a per share price equal to the Issuance Price; and

(b)a cash payment of $5,000,000.

Section 2.03          Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby (the “Closing”) shall take place on the Effective Date (the “Closing Date”), simultaneous with the execution and delivery of this Agreement, at the offices of Manatt, Phelps & Phillips LLP, 695 Town Center Drive, 14th Floor, Costa Mesa, CA 92646 or through the electronic exchange of executed documents and other closing deliveries via e-mail or facsimile transmission.

Section 2.04          Transactions to be Effected at the Closing.

(a)At the Closing, Buyer shall:

(i)	Deliver to Seller:

(A)immediately available funds to Seller in the aggregate amount of Four Million One Hundred Forty-One Thousand Eight Hundred and 25/100 Dollars ($4,141,800.25) by wire transfer to the bank account designated in writing by Seller at least one (1) Business Day prior to the Closing;

(B)the Ancillary Documents, each duly executed by Buyer to the extent Buyer is a party thereto; and

(C)Evidence of the procurement by Buyer of a Directors & Officers insurance tail policy of no less than six (6) years covering the Company’s officers and directors up to three hundred percent (300%) of the annual policy premium, the cost of which shall be borne by Buyer;

(ii)Deliver to Jennifer Murphy, an employee of the Company, immediately available funds to Jennifer Murphy in the aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) by wire transfer to the bank account designated in writing by Jennifer Murphy or Seller at least one (1) Business Day prior to the Closing;

(iii)Deliver to the Escrow Agent the Escrow Agreement;

(iv)Deliver to Buyer’s transfer agent an instruction letter instructing such transfer agent to deliver the stock certificates set forth in Section 2.04(c) as soon as practicable following the Closing, but in no event later than two (2) Business Days after the Closing Date; and

(v)Deposit $233,199.75 of cash (such amount, the “PPP Loan Escrow Amount”) into an escrow account (the “PPP Loan Escrow Account”), which shall be established pursuant to that certain Consent and Escrow Agreement (the “PPP Loan Escrow Agreement”), by and among the Company, Seller and City National Bank, a national banking association, as lender and as escrow agent (the “PPP Loan Escrow Agent”), substantially in the form of Exhibit C attached hereto, which PPP Loan Escrow Amount (inclusive of any interest and earnings thereon) will be the exclusive source to satisfy any amounts owed by Buyer to Seller pursuant to Section 5.07;

(b)At the Closing, Seller shall:

(i)	Deliver to Buyer:

(A)an assignment of the Membership Interests to Buyer in form and substance satisfactory to Buyer (the “Assignment Agreement”), duly executed by Seller;

(B)written resignation, effective as of the Closing Date, of Seller in his capacities as officer and manager of the Company;

(C)the Ancillary Documents, each duly executed by Seller;

(D)a release by Jennifer Murphy of Seller, the Company and Buyer in form and substance satisfactory to Buyer; and

(ii)	Deliver the Escrow Agreement to the Escrow Agent.

(c)            As soon as practicable following the Closing, but in no event later than two (2) Business Days after the Closing Date, Buyer shall cause to be delivered:

(i)            to Seller, a stock certificate in the name of Seller representing in the aggregate a number of whole Buyer Shares (rounded down) in an amount equal to Four Million Three Hundred Seventy Five Thousand Dollars ($4,375,000) at a per share price equal to the Issuance Price;

(ii)            to Jennifer Murphy, a stock certificate in the name of Jennifer Murphy representing in the aggregate a number of whole Buyer Shares (rounded down) in an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) at a per share price equal to the Issuance Price; and

(iii)            to the Escrow Agent, a stock certificate representing a number of whole shares of Buyer Shares (rounded down) in an aggregate amount equal to Three Hundred Seventy Five Thousand Dollars ($375,000) at a per share price equal to the Issuance Price and immediately available funds in the amount of Three Hundred Seventy Five Thousand Dollars ($375,000) (collectively, the “Escrow Holdback”) representing the Buyer Shares and cash to be held for the purpose of securing any adjustment pursuant to Section 2.05 and potential indemnification obligations of Seller and the Company referenced in Article VI; provided, that on the first (1st) anniversary of the Closing Date, any remaining Escrow Holdback amount (including any dividends or distributions, including any interest or income earned thereon, paid with respect to the Buyer Shares and any interest or other income from stock splits relating to the Buyer Shares or as a result of a recapitalization or reorganization) shall be released to Seller pursuant to the terms of the Escrow Agreement.

Section 2.05          Post-Closing Working Capital Adjustment.

(a)            Within sixty (60) days after the Closing Date, Buyer will prepare and deliver to Seller an unaudited consolidated balance sheet of the Company as of the close of business on the day immediately prior to the Closing Date (the “Closing Balance Sheet”) and a written statement (together with the Closing Balance Sheet, the “Closing Statement”) (i) setting forth Buyer’s calculations of the Closing Net Working Capital and the amount (if any) by which Closing Net Working Capital exceeds the Target Closing Net Working Capital or the amount (if any) by which the Target Closing Net Working Capital exceeds Closing Net Working Capital and (ii) detailing the amounts for each category of current assets or current liabilities set forth in Schedule A during such sixty (60) day period used to calculate the Closing Net Working Capital.

(b)            If Seller has any objections to the Closing Statement, Seller must deliver to Buyer a written statement (an “Objections Statement”) setting forth a description in reasonable detail of his objections thereto, including the basis for the objection, proposed adjustment amount and supporting calculations. If an Objections Statement is not delivered to Buyer within sixty (60) days after delivery of the Closing Statement, the Closing Statement will be final, binding and non-appealable by the Parties.

(c)            If Seller timely delivers an Objections Statement to Buyer, then Buyer and Seller will negotiate in good faith to resolve any objections set forth in the Objections Statement, but if they are unable to resolve all disputed items by the end of thirty (30) days after the date of delivery of the Objections Statement, then the remaining items in dispute will be submitted to Buyer’s Accountants for resolution acting as an accounting expert and not as an arbitrator, or if that firm is unwilling or unable to serve, Buyer and Seller will engage another mutually agreeable independent accounting firm (such selected independent accounting firm, the “Independent Accounting Firm”). Buyer and Seller will use their commercially reasonable efforts to cause the Independent Accounting Firm to resolve all disagreements as soon as practicable and in any event within thirty (30) days after the date of appointment. The Independent Accounting Firm may address only those items and amounts which are identified in the Objections Statement as being items which Seller and Buyer are unable to resolve, and the Independent Accounting Firm’s determination shall be within the range proposed by Buyer and Seller. The resolution of the dispute by the Independent Accounting Firm will be final, binding and non-appealable on the Parties. The fees and expenses of the Independent Accounting Firm will be allocated equally between Buyer and Seller.

(d)            If the final Closing Net Working Capital as calculated above is greater than the Target Closing Net Working Capital, then Buyer will pay to Seller an amount in immediately available funds equal to any such excess and if the final Closing Net Working Capital as calculated above is less than the Target Closing Net Working Capital, then any such deficiency (“Working Capital Deficiency Amount”) shall be made initially against and result from the cancellation of escrowed Buyer Shares at a per share price equal to the Issuance Price and then subsequently against cash deposited in the Escrow Account. Any cash payments will be made by wire transfer in immediately available funds to a bank account designated by Seller or Buyer, as applicable, within five (5) Business Days following the final determination referred to above. If there is a Working Capital Deficiency Amount, Buyer shall cancel the specified number of escrowed Buyer Shares and issue a new original stock certificate for the remaining Buyer Shares (if any) at a per share price equal to the Issuance Price to be held for the purpose of securing any potential indemnification obligations of Seller and the Company referenced in Article VI.

Section 2.06          Withholding Taxes. Seller shall deliver a fully-executed true, complete and correct IRS Form W-9 solely for the purpose of certifying to Buyer that no backup withholding would be required by Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, which shall qualify the corresponding representations and warranties regarding the Company set forth in this Article III, Seller represents and warrants to Buyer that the following statements are true and correct as of the Closing Date in all material respects, except for matters represented and warranted as of a specified date, which shall be made as of such specified date:

Section 3.01          Authority of Seller. Seller has the requisite capacity to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of his obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 3.02          Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California. The Company has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All limited liability company actions taken by the Company in connection with this Agreement and the other Ancillary Documents will be duly authorized on or prior to the Closing Date.

Section 3.03          Capitalization.

(a)            Seller is the record owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute one hundred percent (100%) of the total issued and outstanding Membership Interests of the Company. The Membership Interests have been duly authorized and are validly issued, fully paid and nonassessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b)            The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)            There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any of the Membership Interests or obligating Seller or the Company to issue or sell any membership interests (including the Membership Interests) or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.04          No Subsidiaries. The Company does not own or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05          No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company; (b) conflict with or result in a material violation or material breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a material violation or material breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Seller or the Company is a party or by which the Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company, other than Permitted Encumbrances. Except as set forth in Section 3.05 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06          Financial Statements. Attached as Section 3.06 of the Disclosure Schedules are the unaudited balance sheets of the Company as of December 31, 2020 and December 31, 2019 and the related statements of income and cash flows for the fiscal years then ended (collectively, the “Financial Statements”), and the unaudited balance sheet of the Company (the “Balance Sheet”) as of the six (6) month period ended June 30, 2020 (the “Balance Sheet Date”). Except as set forth therein, such financial statements (a) have been prepared from and are consistent with the books and records of the Company and in accordance with the Company’s past practices, (b) are complete and correct in all material respects and (c) present fairly in all material respects the financial position and results of operations of the Company as of their respective dates and for the respective periods covered thereby.

Section 3.07          Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (each a “Liability” and together the “Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and (c) which are not, individually or in the aggregate, material in amount.

Section 3.08          Absence of Certain Changes, Events, and Conditions. Except as set forth in Section 3.08 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)            event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)            incurrence, assumption or guarantee of any indebtedness for borrowed money by the Company in an aggregate amount in excess of Seventy-Five Thousand and No/100 Dollars ($75,000.00);

(c)            cancellation of any debts or claims or amendment, termination or waiver of any rights which could reasonably be expected to have a Material Adverse Effect;

(d)            material damage, destruction or less, or any material interruption in use of, any of the Company’s material assets, whether or not covered by insurance;

(e)            imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Company’s assets;

(f)            adoption by the Company of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under similar Law; or

(g)            any Contract to which the Company is a party to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09          Material Contracts.

(a)            Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(c) of the Disclosure Schedules, being “Material Contracts”):

(i)            each Contract of the Company involving aggregate consideration in excess of Seventy-Five Thousand Dollars ($75,000) and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(ii)            all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)           all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)           all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v)            all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)           all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(vii)          except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(viii)         all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)            any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(x)             all Contracts between the Company on the one hand and Seller or any Affiliate of the Seller (other than the Company) on the other hand; and

(xi)            any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)            Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred with respect to the Company, or to Seller’s Knowledge any other party thereto, that with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other material changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10          Title to Assets; Real Property.

(a)            The Company has good and valid title to all assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such assets are free and clear of Encumbrances except for liens arising under original purchase price conditional sales contracts and equipment leases with third-parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and any other Encumbrance set forth on Section 3.10(a) of the Disclosure Schedules (collectively referred to as “Permitted Encumbrances”).

(b)            The Company does not currently and has never owned any real property or any option to acquire any real property.

(c)            Section 3.10(c) of the Disclosure Schedules sets forth a list of each existing lease or similar agreement showing the parties thereto and the physical address covered by such lease or other agreement (the “Lease Agreements”) under which the Company is lessee of, or holds or operates, any real property owned by, used in or relating to the Company (the “Leased Real Property”). Each Lease Agreement for the Leased Real Property has been provided or made available to Buyer and is in full force and effect. The Company is not in breach under the terms of such Lease Agreements.

Section 3.11           [Reserved.]

Section 3.12          Intellectual Property. Section 3.12 of the Disclosure Schedules lists all Intellectual Property owned and/or licensed by the Company. Except as set forth in Section 3.12 of the Disclosure Schedules: (a) to Seller’s Knowledge, the Company owns or possesses sufficient legal rights to all Company Intellectual Property without any conflicts with, or infringement of, the rights of others, and no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party; (b) other than with respect to commercially available software products under standard end-user object code license agreements or standard license agreements for open source software, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Patents, Trademarks, Copyrights, Trade Secrets, licenses, information, proprietary rights and processes of any other Person; (c) no claim has been asserted or, to Seller’s Knowledge, threatened against the Company involving any Intellectual Property; (d) to Seller’s Knowledge, it will not be necessary to use any inventions of any of its employees or consultants made prior to or outside the scope of their employment by the Company; (e) each employee and consultant has (i) assigned to the Company all Intellectual Property rights he or she owns that are related to the business of the Company and (ii) executed an agreement with the Company acknowledging the Company’s exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (f) the Company does not utilize any open source software in a manner that requires the Company to disclose, make available, or offer or deliver any portion of the source code of any proprietary Company software or component thereof to any third party.

Section 3.13          Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow–moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances and no inventory is held on a consignment basis. To Sellers’ Knowledge, the quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14          Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the Balance Sheet Date (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company and, to Seller’s Knowledge, not subject to claims of set–off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, Seller has no any reason to believe that any of the accounts receivable are not collectible in full within ninety (90) days after billing.

Section 3.15          Customers and Suppliers.

(a)            Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who is a party to a Contract with the Company for goods or services pursuant to which such customer has paid consideration to the Company in an amount greater than or equal to Seventy-Five Thousand Dollars ($75,000) for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)            Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier who is a party to a Contract with the Company for goods or services pursuant to which the Company has paid consideration to such supplier in an amount greater than or equal to Seventy-Five Thousand Dollars ($75,000) for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of consideration paid to each Material Supplier during such periods. Except as set forth in Section 3.15(b) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16          Insurance. All insurance policies carried by or for the benefit of the Company are in full force and effect and the Company is not in default with respect to its respective obligations under any such insurance policies. There are no pending claims that have been denied insurance coverage.

Section 3.17          Legal Proceedings; Governmental Orders.

(a)            Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Seller or Affiliate thereof and relating to the Company); or (b) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)            Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18          Compliance with Laws; Permits.

(a)            The Company has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

(b)            All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the Effective Date have been paid in full. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.

Section 3.19          Environmental Matters.

(a)            The Company is currently and has been in compliance in all material respects with all Environmental Laws and has not, and Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b)            The Company has not received any order, notice or other written communication, or to Seller’s Knowledge, oral communication, from any Governmental Authority or third-party of any alleged failure to comply with any Environmental Law, or of any obligation to undertake or bear the cost of any costs of investigation and remediation with respect to (i) any Real Property currently or formerly owned or operated by the Company and any equipment (including motor vehicles, tank cars, and rolling stock) currently owned or operated by the Company (“Equipment”) or (ii) any other properties or assets (whether real, personal or mixed) in which the Company has had an interest, or with respect to any property to which Hazardous Materials generated by the Company may have been sent where the alleged noncompliance or obligation described in such order, notice or communication remains unresolved;

(c)            There are no Actions or threatened Actions, Encumbrances (except Permitted Encumbrances), or other restrictions of any nature, arising under or pursuant to any Environmental Law, with respect to or affecting any of the Real Property or Equipment or any other properties and assets (whether real, personal, or mixed) in which the Company has an interest; and

(d)            There are no Hazardous Materials present in the soil or groundwater on the Real Property in such amounts that would give rise to material Liabilities or obligations under any Environmental Law.

Section 3.20         Employee Benefit Matters.

(a)            Except as set forth on Section 3.20(a) of the Disclosure Schedules, the Company has no pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), whether funded or unfunded, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which has ever been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”).

(b)            No Benefit Plan is the subject of any Action. Neither Seller nor the Company has received notice of any audit or examination by the IRS, the U.S. Department of Labor or any other Governmental Authority.

(c)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with other events, (i) result in any material payment becoming due from the Company under any Benefit Plan, (ii) materially increase any benefits otherwise payable under any Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any benefits under any Benefit Plan.

Section 3.21         Employment Matters.

(a)            Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the Effective Date, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the Effective Date. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the Effective Date, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the Effective Date have been paid in full (or accrued in full on the Balance Sheet) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b)            Except as set forth in Section 3.21(b) of the Disclosure Schedules, the Company has complied in all material respects with all applicable Laws relating to wages, hours, and discrimination in employment. There have been no union organizing or election activities involving any non-union employees of the Company and, to Seller’s Knowledge, none are threatened as of the Effective Date.

Section 3.22         Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a)            There are no federal, state, local or foreign Taxes due and payable by the Company that have not been timely paid. There are no accrued and unpaid federal, state, local or foreign taxes of the Company that are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax Returns or reports by any applicable federal, state, local or foreign Governmental Authority. The Company has duly and timely filed all federal, state, local and foreign Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. All Tax Returns for the Company required to be filed on or before the Effective Date are true, complete and correct in all respects.

(b)            The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

Section 3.23         Books and Records. The minute books of the Company have been made available to Buyer, are complete and correct, and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings and actions taken by written consent of the members and the managers and no meeting or action taken by written consent of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books.

Section 3.24         Investment Representations

(a)            Risks of Investment. Seller recognizes that the acquisition of Buyer Shares involves a high degree of risk in that an investor could sustain the loss of its entire investment and Buyer is and will be subject to numerous other risks and uncertainties, including, without limitation, significant and material risks relating to Buyer’s business and the industries, markets and geographic regions in which Buyer competes.

(b)            Accredited Investor Status. Seller represents that he is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and that he is able to bear the economic risk of an investment in the Buyer Shares.

(c)            Investment Experience. Seller acknowledges that he has prior investment experience, including, without limitation, investment in non-listed and non-registered securities, or he has employed the services of an investment advisor, attorney or accountant to read all of the documents furnished or made available by the Company to Seller and to evaluate the merits and risks of such an investment on its behalf and that he recognizes the highly speculative nature of the investment in Buyer Shares.

(d)            Access to Information. Buyer has furnished or given access to Seller with (i) all information regarding the Buyer, its financial condition and results of operations that Seller had requested or desired to know; and (ii) all documents that could reasonably be provided and made available for the Seller’s inspection and review. Seller has been afforded the opportunity to ask questions of and receive answers from duly authorized Representatives of the Buyer concerning the terms and conditions of the sale and purchase of Buyer Shares and any additional information that it requested in that regard. Seller has neither seen nor received any advertisement or general solicitation with respect to the sale of any securities of Buyer, including, without limitation, the Buyer Shares issuable hereunder. Except as set forth in this Agreement, Seller acknowledges that no representations or warranties have been made to Seller by either Buyer or any of its agents, employees or Affiliates and, in entering into this transaction, Seller is not relying on any information, other than that contained in this Agreement and the results of independent investigation by Seller.

(e)            Investment Intent; Resales. Seller acknowledges that the offer and sale of the Buyer Shares issuable hereunder has not been reviewed or approved by the Securities and Exchange Commission because the offering of said Buyer Shares is intended to be a nonpublic offering pursuant to Section 4(a)(2) of the Securities Act. The shares of Buyer Shares issuable hereunder are being acquired by Seller for his own account, for investment and without any present intention of distribution or reselling to others. Seller understands that he will not sell or otherwise transfer any of the shares of Buyer Shares issuable hereunder unless they are registered under the Securities Act or unless an exemption from such registration is available and, upon Buyer’s request, Buyer receives an opinion of counsel, reasonably satisfactory to Buyer, confirming that an exemption from such registration is available for such sale or transfer.

(f)             Legends. Seller acknowledges and consents to the placement of one or more legends on any certificate or other document evidencing the Buyer Shares issuable hereunder stating that they have not been registered under the Securities Act and all applicable securities, “blue sky” or other similar laws of the jurisdiction to which Seller is subject, substantially in the form as set forth below:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

Section 3.25       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 3.26       Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the Effective Date.

Section 4.01       Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has the requisite corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other similar Laws affecting the enforcement of creditors’ rights generally.

Section 4.02       No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with or notice to any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.03       Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to or for offer or sale in connection with any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act or any state securities Laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws, as applicable.

Section 4.04       Valid Issuance. Upon issuance in accordance with and pursuant to the terms of this Agreement, the Buyer Shares will be validly issued, fully paid and non-assessable.

Section 4.05       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.06       Legal Proceedings. There are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V

COVENANTS

Section 5.01       Confidentiality. Seller recognizes and acknowledges that as of the Effective Date, he has knowledge of confidential and proprietary information concerning the Company, Buyer, and their respective Affiliates, including information relating to financial statements, clients, customers, potential clients or customers, employees, suppliers, equipment, designs, drawings, programs, strategies, analyses, profit margins, sales, methods of operation, plans, products, technologies, materials, trade secrets, strategies, prospects or other proprietary information (“Confidential Information”). From and after the Closing Date, Seller shall, and shall cause his Affiliates to, hold and shall use his reasonable best efforts to, or cause his or their Representatives to, hold in confidence any and all Confidential Information, whether written or oral, concerning the Company, Buyer and their respective Affiliates, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, his Affiliates or his Representatives; (b) is lawfully acquired by Seller or any of his Affiliates or Representatives from and after the Closing Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (c) is used or disclosed in connection with the good faith performance of his duties as an employee or consultant of Buyer or a Subsidiary of Buyer after Closing, if applicable, (d) is required to be disclosed by Law or the enforcement of rights under this Agreement or any Ancillary Document. If Seller or any of his Affiliates or Representatives is compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such Confidential Information which Seller is advised by its counsel in writing is legally required to be disclosed; provided, that Buyer (or Seller as the case may be) may with diligence seek an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information.

Section 5.02       Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Party shall make any public announcements with respect to this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 5.03         Books and Records. For a period of seven (7) years after the Closing, Buyer shall (a) use commercially reasonable efforts to retain the books and records (including Tax records and personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and (b) upon reasonable notice, afford Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records. Buyer shall not be obligated to provide Seller with access to any books or records (including personnel files) pursuant to this Section 5.03 where such access would violate any Law.

Section 5.04         Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.05         Non-Competition. The Parties agree that Buyer is relying on the covenants and agreements set forth in this Section, that without such covenants Buyer would not enter into this Agreement or the transactions contemplated hereby, and that the Purchase Price is sufficient consideration to make the covenants and agreements set forth herein enforceable.

(a)            For purposes of this Section 5.05, the “Term” shall mean the period beginning on the Closing Date and ending upon the first (1st) anniversary of the Closing Date; provided, however, that in the event of a material breach or violation by Seller of this Section 5.05, the Term shall be extended by a period of time equal to the period of time during which he has materially violated the terms of this Section 5.05; provided, further, that Buyer shall be required to provide Seller with written notice of any such event of a material breach or violation of Seller, but if Seller cures such material breach or violation within sixty (60) days of Buyer’s written notice, such extension of the Term shall no longer apply.

(b)            In furtherance of the acquisition of the Company by virtue of the transactions contemplated hereby, to more effectively protect the value of the Company, and to induce Buyer to consummate the transactions contemplated by this Agreement, Seller covenants and agrees that, during the Term at all times, Seller will not, without the prior written consent of Buyer (which consent may be withheld by Buyer in its sole discretion), directly or indirectly establish, own or operate or provide services to any retail apparel business on or after the Closing (a “Restricted Business”) anywhere in North America, other than as an employee or consultant of Buyer; provided, however, the Parties agree that Seller’s affiliation in whatever manner with any business listed on Schedule B is not a Restricted Business and is not subject to the restriction in this Section 5.05, provided, however that any business(es) that Seller provides services to at the direction of Buyer, as a consultant to Buyer or any other capacity, as well as Seller’s investment in such business(es) shall not be subject to the restrictions set forth in this Section 5.05. Notwithstanding the foregoing, Seller may, without violating this Section 5.05(b), engage in an activity that consists of direct or indirect holdings of securities that do not exceed twenty percent (20%) of the outstanding stock of any Restricted Business.

(c)            The restrictive covenants contained in this Section 5.05 shall be in addition to, and not in lieu of, and shall not in any way limit the enforceability of, any restrictive covenant covering similar subject matter contained in any other agreement to which any Seller is a party, including any restrictions agreed to in his capacity as an employee, consultant, officer, director or equityholder of Buyer or any Affiliate of Buyer.

(d)            The Parties intend that the covenants contained in this Section 5.05 shall be construed as a series of separate covenants, one for each state within the United States and one for each country outside the United States. If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 5.05 too lengthy, the geographic area covered too extensive or the scope too broad, the other provisions of this Section 5.05 shall nevertheless stand, the term shall be deemed to be the longest period permissible by Law under the circumstances, the geographic area covered shall be deemed to comprise the largest territory permissible by Law under the circumstances and the scope shall be as broad as permissible by Law under the circumstances. The court in each case shall reduce the term, geographic area and or scope covered to permissible duration, size or breadth.

(e)            Seller represents that he is familiar with the covenants not to compete contained in this Section 5.05 and is fully aware of his obligations hereunder. Seller further agrees that the length of time, scope and geographic coverage is reasonable given the benefits he has received hereunder. Seller further agrees that he will not challenge the reasonableness of the time, scope and geographic coverage in any legal proceeding, regardless of who initiates litigation.

(f)             Seller acknowledges and agrees that the covenants set forth in this Section 5.05 are reasonable and necessary for the protection of Buyer’s business interests, that irreparable injury will result to Buyer if Seller breaches any of the terms of this Section 5.05, and that in the event of an actual or threatened breach by him of any of the provisions contained in this Section 5.05, Buyer will have no adequate remedy at Law. Seller accordingly agrees that in the event of any actual or threatened breach by Seller of any of the provisions contained in this Section 5.05, Buyer shall be entitled to injunctive and other equitable relief without (i) the posting of any bond or other security, (ii) the necessity of showing actual damages and (iii) the necessity of showing that monetary damages are an inadequate remedy. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

Section 5.06         Issuance of New Shares. Promptly after the first (1st) anniversary of the Closing Date, Buyer shall issue to Seller a new stock certificate evidencing the escrowed Buyer Shares not otherwise cancelled pursuant to Article IV.

Section 5.07       PPP Loan. With respect to the PPP Loan and any such amount is released after the Closing Date from the PPP Loan Escrow Account, Buyer and Seller shall take all reasonably necessary actions to ensure that such amounts are delivered to Seller by wire transfer. Seller and Buyer each covenant and agree (i) to cooperate as reasonably requested by the other party with respect to seeking forgiveness of the PPP Loan as soon as commercially practicable following the Closing; (ii) to use commercially reasonable efforts not to take any action that may negatively impact forgiveness of the PPP Loan or compliance with any relevant loan covenants (including, among other things, complying with the use requirements and other terms and not taking actions that would reasonably be expected to negatively affect the ability to seek forgiveness); and (iii) to cooperate in ensuring reasonable access is granted to relevant books and records and to individuals involved in the application for and administration of the PPP Loan; provided, however, that nothing in this Section 5.07 shall prevent the Company or Buyer from taking any action required by applicable Law.

ARTICLE VI

INDEMNIFICATION

Section 6.01       Survival Period. For purposes of this Agreement, (a) the representations and warranties of Seller contained in Sections 3.01, 3.02, 3.03 and 3.25 (each, a “Seller Fundamental Representation”) and the representations and warranties of Buyer contained in Sections 4.01, 4.02, 4.04 and 4.05 (each, a “Buyer Fundamental Representation”) shall survive indefinitely and (b) all other representations and warranties not referenced in this Section 6.01 shall survive for a period of twelve (12) months after the Closing Date. The Parties hereby agree that the foregoing is specifically intended to limit the time period within which a Party may make a Claim, notwithstanding any applicable statute of limitations. No Party shall be entitled to recover for any Losses pursuant to Sections 6.02 or 6.03 unless a Claim Notice is delivered to the Indemnifying Party before the applicable date set forth in this Section 6.01, in which case the Claim set forth in the Claim Notice shall survive the applicable date set forth in this Section 6.01 until such time as such Claim is fully and finally resolved. The covenants and agreements set forth in this Agreement and to be performed to any extent at or after the Closing Date, which have not been waived or amended as set forth herein, shall survive until fully discharged and performed and any Claims for indemnification with respect to a breach of such covenants to be performed in any respect after the Effective Date may be made at any time within the applicable statute of limitations.

Section 6.02       Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and each of its officers, managers, members, agents and Representatives (collectively, the “Buyer Indemnified Parties”) from and against all Losses that the Buyer Indemnified Parties may suffer or sustain by reason of or arising out of (a) any inaccuracy in any representation or warranty of Seller contained in Article III or (b) any breach of any covenant or agreement of Seller contained in this Agreement (the amount of such Losses, the “Seller Indemnifiable Amount”). Except for Claims made pursuant to a breach of Seller Fundamental Representation, all Claims made by Buyer shall be made initially against and result in the cancellation of escrowed Buyer Shares at a per share price equal to the Issuance Price and then subsequently from cash deposited in the Escrow Account; provided, that after Buyer cancels such escrowed Buyer Shares, Buyer shall issue a new original stock certificate for the remaining Buyer Shares (if any) at a per share price equal to the Issuance Price to be held for the purpose of securing any other potential indemnification obligations of Seller and the Company referenced this Article VI.

Section 6.03         Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller and each of his Representatives (collectively, the “Seller Indemnified Parties”) from and against all Losses that the Seller Indemnified Parties may suffer or sustain by reason of or arising out of (a) any inaccuracy in any representation or warranty contained in Article IV and (b) any breach of any covenant or agreement of Buyer contained in this Agreement (the amount of such Losses, the “Buyer Indemnifiable Amount”).

Section 6.04         Limitations on Indemnification.

(a)            The Indemnifying Party shall not be liable to the Indemnified Party with respect to any claim relating to an individual or series of related Losses in respect of indemnification under Section 6.02(a) or Section 6.03(a), as applicable, until the amount of such individual or series of related Losses exceeds Ten Thousand Dollars ($10,000), in which event the Indemnifying Party shall be required to pay or be liable for all such Losses from the first dollar.

(b)            Subject to Section 7.14 and except in the case of intentional fraud or a Claim involving a breach of any Buyer Fundamental Representation, the total aggregate Losses that the Seller Indemnified Parties may suffer or sustain by reason of or arising out of any inaccuracy in any representation or warranty contained in Article IV shall not exceed an amount equal to Five Hundred Thousand and No/100 Dollars ($500,000.00).

(c)            Except in the case of intentional fraud or a Claim involving a breach of any Seller Fundamental Representation, the total aggregate Losses under the Seller Indemnifiable Amount shall not exceed an amount equal to the Escrow Holdback amount and all such Claims by Buyer for indemnification pursuant to this Article VI shall be made solely initially against and result in the cancellation of escrowed Buyer Shares at a per share price equal to the Issuance Price and then subsequently against cash deposited in the Escrow Account; provided, that after Buyer cancels such escrowed Buyer Shares, Buyer shall issue a new original stock certificate for the remaining Buyer Shares (if any) at a per share price equal to the Issuance Price to be held for the purpose of securing any other potential indemnification obligations of Seller and the Company referenced this Article VI.

(d)            Except in the case of intentional fraud, with respect to a Claim involving a breach of any Seller Fundamental Representation or a breach of any Buyer Fundamental Representation, the total aggregate Losses under the Seller Indemnifiable Amount or the Buyer Indemnifiable Amount, respectively, shall not exceed an amount equal to Ten Million Dollars ($10,000,000). All such Claims by Buyer for indemnification pursuant to this Article VI shall be made initially against and result in the cancellation of escrowed Buyer Shares at a per share price equal to the Issuance Price, subsequently against cash deposited in the Escrow Account and thereafter against the Seller; provided, that after Buyer cancels such escrowed Buyer Shares, it shall issue a new original stock certificate for the remaining Buyer Shares (if any) at a per share price equal to the Issuance Price to be held for the purpose of securing any other potential indemnification obligations of Seller and the Company referenced this Article VI.

(e)            In no event shall any Indemnifying Party be liable to an Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, the transactions contemplated by this Agreement or diminution of value or any damages based on any type of multiple.

(f)             Each Indemnified Party acknowledges and agrees that, for purposes hereof, Losses (including any Losses from third-party claims) shall be calculated based on the amount of Losses that remains after deducting any insurance proceeds, indemnity, contribution, reimbursement or other similar payment actually received by an Indemnified Party or its Affiliates with respect thereto. If any Indemnified Party or its Affiliates recovers amounts from any third party with respect to such Losses after indemnification is made to it by the Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying Party that made such indemnification payment the amount of such third-party recovery, net of any out-of-pocket costs associated with obtaining such third-party recovery, at such time or times as and to the extent that such amount is actually received by the Indemnifying Party or its Affiliates. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification pursuant to this Article VI.

Section 6.05         Indemnification Claims.

(a)            If an Indemnified Party wishes to assert an indemnification claim hereunder (a “Claim”), the Indemnified Party shall deliver to the responsible Indemnifying Party a written notice (a “Claim Notice”) setting forth:

(i)            a description of the matter giving rise to the Claim, including a reasonably detailed description of the facts and circumstances known to the Indemnified Party giving rise to the Claim, and

(ii)           to the extent determinable and based upon facts known to the Indemnified Party at such time, an estimate of the monetary amounts actually incurred or expected to be incurred for which indemnification is sought.

(b)            Within forty-five (45) days after receipt of any Claim Notice, the Indemnifying Party shall (i) acknowledge in writing its responsibility for all or part of such matter for which indemnification is sought under this Article VI, and will either (A) satisfy (subject to the terms and conditions of Section 6.04) the portion of such matter as to which responsibility is acknowledged or (B) take such other action as is reasonably satisfactory to the Indemnified Party to provide reasonable security or other assurances for the performance of its obligations hereunder, and/or (ii) give written notice to the Indemnified Party of its intention to dispute or contest all or part of such responsibility. Upon delivery of the Indemnifying Party’s notice of its intention to contest the Claim, the Parties will negotiate in good faith to resolve any dispute as to the responsibility for or the amount of any such matter as promptly as possible. If the Parties fail to resolve such dispute within ninety (90) days of delivery of the notice of intention to contest, either Party may submit such Claim for resolution pursuant to Section 7.12.

Section 6.06         Defense of Third-Party Claims.

(a)            If an Indemnified Party receives written notice or otherwise obtains knowledge of any third-party claim or any threatened third-party claim that gives rise or is reasonably likely to give rise to a Claim against an Indemnifying Party, then the Indemnified Party shall promptly deliver to the Indemnifying Party a written notice describing such third-party claim in reasonable detail. The untimely delivery of such written notice by the Indemnified Party to the Indemnifying Party shall relieve the Indemnifying Party of liability with respect to such third-party claim only to the extent that it has actually been prejudiced by lack of timely notice under this Section 6.06(a) with respect to such third-party claim. The Indemnifying Party shall have the right, at its option, to assume the defense of any such third-party claim with counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnified Party. If the Indemnifying Party elects to assume the defense of an indemnification third-party claim, then:

(i)            Except as set forth in Section 6.06(b), the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party against any attorneys’ fees or other expenses incurred on behalf of the Indemnified Party in connection with such matter following the Indemnifying Party’s election to assume the defense of such matter so long as the Indemnifying Party continues to diligently conduct such defense;

(ii)           The Indemnified Party shall, subject to the Indemnifying Party’s agreement to appropriate confidentiality restrictions, use reasonable efforts to make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of the Indemnified Party’s Representatives that the Indemnifying Party reasonably considers necessary or desirable for the defense of such matter and shall, upon prior request and to the extent reasonably necessary in connection with the defense of such claim, make available to the Indemnifying Party reasonable access to the Indemnified Party’s personnel; provided, that nothing herein shall require the Indemnified Party to disclose privileged documents that are unrelated to such claim except to the extent Indemnified Party is compelled to do so by a court of competent jurisdiction; and

(iii)          The Indemnified Party shall not be required to admit any liability with respect to such third-party claim.

(b)            If (i) the Indemnifying Party fails or refuses to assume the defense of and indemnification for such third-party claim within forty-five (45) days of receipt of notice of such claim in accordance with Section 6.06(a), (ii) the Indemnifying Party fails to actively and diligently defend such third-party claim following any such acceptance, (iii) the third-party claim includes an injunction or seeks other equitable relief, (iv) the Indemnified Party shall have been advised by counsel reasonably acceptable to the Indemnifying Party that there are one (1) or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests would be in conflict with those of the Indemnifying Party or (v) the third-party claim includes damages that could exceed the limitations in Section 6.04, then at the Indemnified Party’s option, the Indemnified Party may assume the defense and if it assumes the defense, the Indemnified Party shall proceed to actively and diligently defend such third-party claim with the assistance of counsel of its selection, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such third-party claim, with its own counsel and at its own expense; provided, that if the Indemnifying Party agrees in writing that the Indemnified Party is entitled to indemnification hereunder for such third-party claim, and the Indemnifying Party is otherwise determined to be obligated for the Losses under this Article VI in respect of such third-party claim, then the Losses recoverable by the Indemnified Party shall include all reasonable costs and expenses, including the defense set forth herein.

(c)            No third-party claim may be settled by the Indemnified Party without notice to, and the written consent of, the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. No third-party claim may be settled by the Indemnifying Party without notice to, and the written consent of, the Indemnified Party, which consent shall not be unreasonably withheld or delayed. For purposes of this Section 6.06, the decision not to pursue an appeal (whether as of right or discretionary) shall be deemed to be a decision to settle or compromise, requiring the prior written consent of the Party that has not assumed the defense of such matter, which consent shall not be unreasonably withheld.

ARTICLE VII

MISCELLANEOUS

Section 7.01         Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and costs of legal counsel, financial advisors and accountants incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; notwithstanding the foregoing, (a) all costs and expenses (i) of that independent auditing firm conducting the audit and review of the Company’s financial statements required due to Buyer’s public reporting status and (ii) of the Escrow Agent under the Escrow Agreement shall be borne by Buyer and (b) all costs and expenses of the PPP Loan Escrow Agent relating to the PPP Loan Escrow Agreement shall be borne by Seller.

Section 7.02         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.03       Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement shall control.

Section 7.04      Successors and Assigns. No Party may assign or otherwise transfer this Agreement or any of its rights hereunder to any Person without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their successors, personal Representatives, heirs and permitted assigns.

Section 7.05     Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.06       Amendment This Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by each Party.

Section 7.07       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.07):

If to Seller:	Moise Emquies
Email: moiseem@icloud.com

with a copy to:	Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105
Facsimile: (415) 276-7514
Email: jliu@mofo.com

Attention: Jackie Liu, Esq.

If to Buyer:	Digital Brands Group, Inc.
Email: hil@dstld.la
Attention: Hil Davis, Chief Executive Officer

with a copy to:	Manatt, Phelps & Phillips, LLP
695 Town Center Drive, 14th Floor
Costa Mesa, CA 92646
Facsimile: (714) 371-2550
Email: tpoletti@manatt.com
Attention: Thomas J. Poletti, Esq.

Section 7.08       Counterparts. This Agreement may be executed in several original or electronic counterparts, each of which is an original, but all of which shall constitute one (1) instrument.

Section 7.09       Third-Party Rights. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Indemnified Parties and their respective successors and permitted assigns.

Section 7.10      Exhibits and Schedules. Each of the exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

Section 7.11       Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the Laws of the State of Delaware, without regard to conflicts of Laws principles.

Section 7.12       Dispute Resolution. Any claim, demand, disagreement, controversy or dispute that arises regarding, from or in connection with this Agreement or the breach, alleged breach thereof, other than as set forth in Section 2.05 (collectively, a “Dispute”), between or among the Parties shall be resolved in accordance with the following dispute resolution procedures:

(a)            Cooperation. If a Dispute arises, any Party may notify the other Parties by sending a written notice (a “Dispute Notice”), which Dispute Notice shall identify the Dispute in reasonable detail and set forth briefly the notifying Party’s position with respect to the Dispute. Upon receipt of any Dispute Notice, the Parties shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the Dispute within the next thirty (30) days.

(b)            Arbitration. In the event that the Dispute is not resolved pursuant to the procedures described in Section 7.12(a), any Party may request that the Dispute be submitted to binding arbitration by providing a notice of arbitration (the “Arbitration Notice”) to the other Parties to the Dispute. The Arbitration Notice shall be issued within thirty (30) days following the conclusion of the thirty (30) day cooperation period described in Section 7.12(a) and shall identify the unresolved Dispute in reasonable detail.

c)            Selection of the Arbitrator. The Parties agree that the Dispute shall be submitted to a single arbitrator, acceptable to both Parties, who has at least twenty (20) years’ experience in the garment industry or the retail fashion industry. The Parties shall use their commercially reasonable efforts to mutually select a qualified arbitrator within ten (10) days after the Arbitration Notice has been delivered. If the Parties cannot agree on the arbitrator within such ten (10) day period, then any Party may request that ADR Services, Inc., the American Arbitration Association or JAMS appoint the arbitrator (who must have the qualifications described above) in accordance with its arbitration rules. The Party seeking Action by ADR Services, Inc., the American Arbitration Association or JAMS shall request that the appointment be made within ten (10) Business Days.

(d)            The Arbitration Hearing. The arbitration hearing shall be held on a date and at a place and time mutually acceptable to the arbitrator and the Parties within sixty (60) days following the appointment of the arbitrator; provided, that the Parties’ request for a hearing within such time period is not expedited. At least seventy-two (72) hours in advance of the arbitration hearing, each Party involved in the Dispute shall prepare its best and final offer to settle the Dispute in full (the “Final Offer”), and shall deliver its Final Offer to the other Parties involved in the Dispute and the arbitrator. The arbitrator shall determine the format of the arbitration hearing to ensure that the Parties have an opportunity to make an oral presentation of their views of the Dispute and for each Party to explain its Final Offer.

(e)            The Decision. Upon the conclusion of the arbitration hearing, the Parties shall request that the arbitrator determine an award that is neither less than the lowest Final Offer nor more than the highest Final Offer. The arbitrator’s award shall be final and binding on the Parties and the Parties shall be required to act in accordance with such decision.

(f)             Fees and Expenses. Except to the extent specifically set forth in this Agreement, the Parties shall pay their own fees and expenses incurred in connection with the Dispute resolution proceedings set forth in this Section 7.12; provided, however, that in the case of an arbitration, the arbitrator may include in its award that the fees and expenses may be awarded to the Party that prevails.

Section 7.13        WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE ANCILLARY DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 7.13 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 7.14       Specific Performance. The Parties further agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date written below each Party’s signature to be effective as of the Effective Date.

SELLER:

	By:	/s/ Moise Emquies
Moise Emquies

BUYER:

DIGITAL BRANDS GROUP, INC.,
a Delaware corporation

By:	/s/ John Hilburn Davis
Name:	John Hilburn Davis
Its:	Chief Executive Officer

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